Exhibit 16.1

April 10, 2008

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Chelsea Therapeutics International, Ltd.

Commission File Number: 000-51462

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Chelsea Therapeutics International, Ltd., to be filed with the Securities and Exchange Commission on April 10, 2008, and are in agreement with the statements contained under Item 4.01(a) therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ J.H. Cohn LLP

Roseland, NJ